SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): October 30, 2003

Burlington Industries, Inc.

(Exact Name of Registrant)

Delaware	1-10984	56-1584586

(State of Incorporation)	(Commission File Number)	(IRS Employer ID No.)

3330 West Friendly Avenue Greensboro, North Carolina	27410

(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number: 336-379-2000

Item 5.    Other Events.

On October 30, 2003, the Bankruptcy Court presiding over Burlington’s reorganization case confirmed Burlington’s amended plan of reorganization. The confirmation order and the modifications to the plan of reorganization as confirmed by the Bankruptcy Court are filed as Exhibits 99.1 and 99.2, respectively, and incorporated herein by reference.

W.L. Ross & Co. LLC’s previously announced acquisition of Burlington, which is a condition to the effective date of the plan, will be completed pursuant to the terms of the WLR agreement and is expected to occur by mid-November. Completion of the transaction is subject to certain conditions and, as a result, there is no assurance that it will be completed.

This Form 8-K contains statements that are forward-looking statements within the meaning of applicable federal securities laws and are based upon Burlington’s current expectations and assumptions, which are subject to a number of risks and uncertainties that could cause actual results to differ materially from those anticipated. Such risks and uncertainties include, among other things, global economic activity and the implications thereon of the attack on September 11, the conflict with Iraq and the U.S. government’s responses thereto, the success of Burlington’s overall business strategy including successful implementation of Burlington’s restructuring plan and Burlington’s development of a global sourcing structure, the demand for textile products, the cost and availability of raw materials and labor, governmental legislation and regulatory changes, the long-term implications of regional trade blocs and the effect of quota phase-out and lowering of tariffs under the WTO trade regime, the impact that Burlington’s Chapter 11 proceeding has had or may have on Burlington’s relationships with its principal customers and suppliers, the change in ownership and management of Burlington resulting from the approval of its plan or reorganization, Burlington’s ongoing ability to finance its operations and restructuring activities, the cost of future capital sources and the exposure to interest rate and currency fluctuations, Burlington’s ability to utilize tax loss carryforwards and retain tax refunds received or to be received and other factors identified in Burlington’s filings with the SEC.

ITEM 7.    Financial Statements and Exhibits.

See attached exhibit index.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

BURLINGTON INDUSTRIES, INC.

By:	/s/ JOHN D. ENGLAR

Name: John D. Englar Title: Senior Vice President, Corporate Development and Law

Dated: November 3, 2003

INDEX TO EXHIBITS

Number	Exhibit

99.1	Order Confirming the First Amended Joint Plan of Reorganization of Burlington Industries, Inc. and its Debtor Subsidiaries.

99.2	Modifications to First Amended Joint Plan of Reorganization of Burlington Industries, Inc. and its Debtor Subsidiaries.